NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

A. M. Best Upgrades ProAssurance Group to “A” (Excellent)

BIRMINGHAM, AL., June 17, 2009 (PRNewswire)– ProAssurance Corporation (NYSE: PRA) said today that A. M. Best has upgraded the rating for ProAssurance Group to “A” (Excellent). The Group’s debt rating was also upgraded to “BBB.” The rating outlook is Stable.

“We’re pleased that A. M. Best has recognized ProAssurance’s outstanding financial performance,” said W. Stancil Starnes, the President and Chief Executive Officer of ProAssurance. He added, “At a time when the financial stability of many financial institutions is in question, ProAssurance stands out for its balance sheet strength and proven track record of a long-term commitment to its insureds.”

Best cited ProAssurance’s group’s consistently strong operating performance over the last several years, and noted that, “… the rating upgrades further reflect ProAssurance’s excellent risk adjusted capitalization, conservative reserving and investing practices and its business position as one of the leading writers of medical professional liability insurance in the United States.”

Best further recognized the growth and diversification ProAssurance has achieved through three acquisitions in 2009. They said, “With the additions of The PICA Group, Georgia Lawyers Insurance Company and Mid-Continent General Agency, PRA has added to the number of states in which it writes, while considerably expanding its reach into the medical professional liability, lawyer professional liability and ancillary healthcare lines.”

The upgraded rating of “A” Excellent applies to the ProAssurance Group, which includes ProAssurance Casualty Company, ProAssurance Indemnity Company and ProAssurance Specialty Insurance Company. The ratings of ProAssurance’s other insurance subsidiaries were also affirmed by Best.

About ProAssurance
ProAssurance Corporationis the nation’s fifth largest writer of medical professional liability insurance, based on the 2008 writing of its current subsidiaries. The company’s recently completed transactions with The PICA Group and Mid-Continent General Agency are expected to significantly increase ProAssurance’s medical professional liability business, and the strategic acquisition of Georgia Lawyers Insurance Company will add legal professional liability business and should facilitate expansion of that line of insurance in the southeast. ProAssurance is highly rated by both A. M. Best and Fitch and is also recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

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